Exhibit 99

NEWS

The Sherwin-Williams Company           ●           101 W. Prospect Avenue           ●           Cleveland, Ohio 44115           ●           (216) 566-2000

The Sherwin-Williams Company Reports 2020 Third Quarter Financial Results

•	Consolidated net sales increased 5.2% in the quarter to $5.12 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 3.1% in the quarter

•	Diluted net income per share increased to $7.66 per share in the quarter compared to $6.16 per share in the third quarter 2019

•

Excluding the impact of acquisition-related amortization expense, diluted net income per share increased to $8.29 per share in the quarter versus $6.65 per share in the third quarter 2019, excluding the impact of acquisition-related costs and other adjustments

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased in the quarter to $1.11 billion, or 21.6% of sales

•	Net operating cash increased 54% year-to-date to $2.56 billion, or 18.5% of sales

•

Increasing FY20 diluted net income per share guidance to a range of $21.49 to $21.79 per share, including acquisition-related amortization expense of $2.51 per share. Our most recent FY20 guidance was a range of $20.96 to $21.46 per share, including acquisition-related amortization expense of $2.54 per share.

CLEVELAND, October 27, 2020 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2020. Compared to the same period in 2019, consolidated net sales increased $254.5 million, or 5.2%, to $5.12 billion in the quarter and increased $86.5 million, or 0.6%, to $13.87 billion in the first nine months. The increase in the quarter was due primarily to higher sales to most of the Consumer Brands Group’s retail customers in all regions, continued strong sales in residential repaint and DIY in North American stores in The Americas Group, and a return to growth in the Performance Coatings Group. The estimated impact from COVID-19 on consolidated net sales during the quarter was not material, but was a decrease of approximately 3% for the first nine months. Currency translation rate changes decreased consolidated net sales by 1.3% in the first nine months. Diluted net income per share increased to $7.66 per share in the third quarter compared to $6.16 per share in the third quarter of 2019. Third quarter 2020 included a charge of $.63 per share for acquisition-related amortization expense. Third quarter 2019 included charges of $.63 per share for acquisition-related amortization expense and $.14 per share for integration costs, partially offset by a benefit from the resolution of the California litigation of $.28 per share. Diluted net income per share increased to $17.60 per share in the first nine months compared to $13.82 per share in the same period in 2019. The first nine months of 2020 included a charge of $1.87 per share for acquisition-related amortization expense. The first nine months of 2019 included charges of $1.90 per share for acquisition-related amortization expense, $.33 per share for integration costs, $.79 per share for a tax credit investment loss and $.27 per share for pension settlement expense, partially offset by a benefit from the resolution of the California litigation of $.28 per share.

Net sales in The Americas Group increased 2.8% to $2.98 billion in the quarter and were flat at $7.81 billion in the first nine months. The increase in the quarter was due primarily to higher residential repaint, DIY and new residential paint sales in the U.S. and Canada, partially offset by the impacts of COVID-19 on demand in some end market segments served. Flat sales in the first nine months were due primarily to the impacts of COVID-19 on demand in most end markets served in the second quarter. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 3.1% and 0.7% in the quarter and first nine months, respectively, over last year’s comparable periods. Segment profit increased $83.8 million to $747.4 million in the quarter and $128.3 million to $1.74 billion in the first nine months due primarily to favorable customer and product mix and moderating raw material costs. Segment profit as a percent of net sales increased to 25.1% in the third quarter compared to 22.9% in the third quarter last year, and increased to 22.2% in the first nine months compared to 20.6% in the first nine months last year.

Net sales of the Consumer Brands Group increased 23.5% to $838.1 million in the quarter and increased 14.2% to $2.44 billion in the first nine months. The increase in the quarter was due primarily to higher volume sales to most of the group’s retail customers in all regions. The increase in the first nine months was due primarily to higher volume sales to most of the group’s North American and European retail customers. Segment profit increased to $198.3 million in the quarter from $114.9 million in the third quarter last year. In the first nine months, segment profit increased to $519.2 million from $343.5 million in the first nine months last year. The increases in the quarter and first nine months were due primarily to higher volume sales, favorable product mix, moderating raw material costs, and actions taken over the past year to improve our international operating margins. Segment profit as a percent of net external sales increased in the quarter to 23.7% from 16.9% in the third quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 270 basis points in the third quarter 2020 compared to 340 basis points in the third quarter of 2019. Segment profit as a percent of net external sales in the first nine months was 21.3% compared to 16.1% in the first nine months last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 270 basis points in the first nine months compared to 320 basis points in the first nine months of 2019.

The Performance Coatings Group’s net sales increased 1.2% to $1.31 billion in the quarter and decreased 5.6% to $3.62 billion in the first nine months. The increase in the quarter was due primarily to higher sales volume and improving demand in most businesses and regions, led by our Packaging and Industrial Wood divisions. The decrease in the first nine months was due primarily to softer end market demand in most businesses, mostly due to the impacts of COVID-19, and unfavorable currency translation rate changes, partially offset by increased sales in the Packaging and Coil divisions in all regions. Currency translation rate changes decreased the group’s net sales by 1.4% and 2.2% in the quarter and first nine months, respectively. Segment profit increased in the third quarter to $155.3 million from $137.5 million in the third quarter last year due primarily to moderating raw material costs and higher sales volumes. Segment profit decreased to $366.4 million in the first nine months from $386.5 million in the first nine months last year due primarily to sales volume decreases, partially offset by moderating raw material costs and good cost control. Currency translation rate changes decreased segment profit by 4.1% in the quarter. Segment profit as a percent of net external sales increased in the quarter to 11.9% from 10.7% in the third quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 410 basis points in the third quarter 2020 compared to 420 basis points in the third quarter of 2019. Segment profit as a percent of net external sales in the first nine months was flat to the first nine months last year at 10.1%. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 440 basis points in the first nine months compared to 420 basis points in the first nine months of 2019.

The Company generated $2.56 billion in net operating cash during the first nine months of 2020, an increase of 54% compared to the same period in 2019, primarily driven by an increase in earnings and improved working capital management. The Company’s liquidity position remained strong with $619.9 million in cash and $3.50 billion of unused capacity under its revolving credit facilities at September 30, 2020. Our leverage ratio measured as total debt to adjusted EBITDA improved to 2.5 times in the third quarter of 2020 compared to 3.0 times in the third quarter of 2019. The Company purchased 2,300,000 shares of its common stock in the first nine months, and at September 30, 2020, had remaining authorization to purchase 6.15 million shares of its common stock through open market purchases.

“Continued and unprecedented strength in our DIY business, solid demand across our residential repaint and new residential segments, and improving demand in our industrial coatings businesses and regions drove our strong third quarter results,” said Chairman and Chief Executive Officer, John G. Morikis. “I am extremely proud of our 61,000 employees, who continue to demonstrate resiliency and determination while providing our customers with differentiated solutions. Improving sales, coupled with favorable customer and product mix, lower input costs and ongoing continuous improvement efforts, drove strong double-digit growth in EBITDA and diluted net income per share. Strong cash flow generation in the quarter enabled us to continue making strategic investments across the business while returning over $500 million to our shareholders in the form of treasury share purchases and dividends, an over 100% increase compared to the third quarter of 2019.

“In The Americas Group, our residential repaint, DIY, and new residential market segments delivered strong year-over-year growth, while our other market segments improved on a sequential basis. Growth remained strongest in exterior paint while interior paint continued to improve faster than expected. In Consumer Brands Group, strong DIY demand from our North American retail partners throughout the quarter drove our performance. In Performance Coatings Group, our Packaging division remained our best performer, while our Coil, Automotive Refinish and Industrial Wood businesses returned to growth. Recovery in our General Industrial business remains variable by geography, with Asia and Europe recovering at a faster pace than North America.

“For the fourth quarter, we anticipate our consolidated net sales will increase by 3% to 7% compared to last year’s fourth quarter. For the full year 2020, we expect our consolidated net sales will increase by a low single digit percentage compared to the full year 2019. Based on sales at these levels, we are increasing our full year 2020 diluted net income per share guidance to be in the range of $21.49 to $21.79 per share compared to $16.49 per share earned in 2019. Our updated full year 2020 adjusted diluted net income per share guidance of $24.00 to $24.30 per share, excluding $2.51 of acquisition-related amortization expense, compares to $21.12 per share for full year 2019, excluding acquisition-related costs of $3.21 per share and other adjustments of $1.42 per share.”

Conference call information

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2020, at 11:00 a.m. EDT on Tuesday, October 27, 2020. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/events-and-presentations, then click on the webcast icon following the reference to the October 27th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe, Asia and Australia. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding certain Valspar acquisition-related costs and other adjustments. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

							Year Ended
	Three Months Ended			Nine Months Ended			December 31, 2020
	September 30, 2020			September 30, 2020			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$7.66			$17.60	$21.49	$21.79

Acquisition-related amortization expense (2)	$.83	$.20	.63	$2.46	$.59	1.87	2.51	2.51

Adjusted diluted net income per share			$8.29			$19.47	$24.00	$24.30

	Three Months Ended			Nine Months Ended			Year Ended
	September 30, 2019			September 30, 2019			December 31, 2019
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$6.16			$13.82			$16.49

Trademark impairment							$1.31	$.31	1.00
Brazil indirect tax credit							(.54)	(.18)	(.36)
California litigation expense provision reduction	$(.37)	$(.09)	(.28)	$(.37)	$(.09)	(.28)	(.37)	(.09)	(.28)
Tax credit investment loss					(.79)	.79		(.79)	.79
Pension plan settlement expense				.35	.08	.27	.35	.08	.27

Total other adjustments	(.37)	(.09)	(.28)	(.02)	(.80)	.78	.75	(.67)	1.42

Integration costs (3)	.17	.03	.14	.42	.09	.33	.88	.19	.69
Acquisition-related amortization expense (2)	.82	.19	.63	2.47	.57	1.90	3.29	.77	2.52

Total acquisition-related costs	$.99	$.22	.77	$2.89	$.66	2.23	$4.17	$.96	3.21

Adjusted diluted net income per share			$6.65			$16.83			$21.12

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.
(3)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition and other adjustments. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following tables reconcile net income computed in accordance with U.S. GAAP to EBITDA for 2020 and Adjusted EBITDA for 2019.

(millions of dollars)
	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2020	June 30, 2020	September 30, 2020	September 30, 2020
Net income	$321.7	$595.9	$705.8	$1,623.4
Interest expense	86.2	88.1	83.3	257.6
Income taxes	70.6	151.5	169.8	391.9
Depreciation	66.5	66.1	67.4	200.0
Amortization	78.1	77.4	78.7	234.2

EBITDA	$623.1	$979.0	$1,105.0	$2,707.1

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2019	June 30, 2019	September 30, 2019	September 30, 2019
Net income	$245.2	$471.0	$576.5	$1,292.7
Interest expense	91.0	89.2	85.3	265.5
Income taxes	53.7	204.7	133.3	391.7
Depreciation	64.7	65.0	65.3	195.0
Amortization	78.8	78.1	77.5	234.4

EBITDA	533.4	908.0	937.9	2,379.3
California litigation expense provision			(34.7)	(34.7)
Pension plan settlement expense	32.4			32.4
Integration costs	9.3	13.5	16.1	38.9

Adjusted EBITDA	$575.1	$921.5	$919.3	$2,415.9

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$5,122.2	$4,867.7	$13,872.9	$13,786.4
Cost of goods sold	2,666.9	2,642.1	7,319.0	7,644.3
Gross profit	2,455.3	2,225.6	6,553.9	6,142.1
Percent to net sales	47.9%	45.7%	47.2%	44.6%
Selling, general and administrative expenses	1,406.8	1,345.2	4,005.7	3,920.5
Percent to net sales	27.5%	27.6%	28.9%	28.4%
Other general expense - net	10.5	12.0	13.1	18.7
Amortization	78.7	77.5	234.2	234.4
Interest expense	83.3	85.3	257.6	265.5
Interest and net investment income	(1.4)	(0.6)	(2.6)	(1.6)
California litigation expense	—	(34.7)	—	(34.7)
Other expense - net	1.8	31.1	30.6	54.9

Income before income taxes	875.6	709.8	2,015.3	1,684.4
Income taxes	169.8	133.3	391.9	391.7

Net income	$705.8	$576.5	$1,623.4	$1,292.7

Net income per common share:
Basic	$7.80	$6.28	$17.90	$14.07
Diluted	$7.66	$6.16	$17.60	$13.82

Weighted average shares outstanding:
Basic	90,537,314	91,823,573	90,694,317	91,850,565
Diluted	92,110,229	93,604,260	92,257,788	93,510,104

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2020		2019
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:
The Americas Group	$2,978.3	$747.4	$2,898.2	$663.6
Consumer Brands Group	838.1	198.3	678.4	114.9
Performance Coatings Group	1,305.3	155.3	1,290.2	137.5
Administrative	0.5	(225.4)	0.9	(206.2)

Consolidated totals	$5,122.2	$875.6	$4,867.7	$709.8

Nine Months Ended September 30:
The Americas Group	$7,807.5	$1,735.4	$7,809.1	$1,607.1
Consumer Brands Group	2,440.6	519.2	2,137.4	343.5
Performance Coatings Group	3,622.7	366.4	3,838.0	386.5
Administrative	2.1	(605.7)	1.9	(652.7)

Consolidated totals	$13,872.9	$2,015.3	$13,786.4	$1,684.4

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

(millions of dollars)

	September 30,
	2020	2019
Cash	$619.9	$189.6
Accounts receivable, net	2,454.5	2,479.0
Inventories	1,672.8	1,825.0
Other current assets	428.4	414.1
Short-term borrowings	(0.2)	(435.7)
Current portion of long-term debt	(24.1)	(429.6)
Current portion of operating lease liabilities	(379.5)	(364.4)
Accounts payable	(2,056.2)	(2,028.4)
Other current liabilities	(1,898.3)	(1,607.7)

Working capital	817.3	41.9
Property, plant and equipment, net	1,780.0	1,798.3
Goodwill and intangibles	11,504.3	11,848.0
Operating lease right-of-use assets	1,738.6	1,659.0
Other non-current assets	611.2	651.3
Long-term debt	(8,266.9)	(8,043.0)
Postretirement benefits other than pensions	(262.3)	(261.0)
Deferred income taxes	(956.7)	(1,096.9)
Long-term operating lease liabilities	(1,421.3)	(1,352.2)
Other long-term liabilities	(1,336.9)	(1,222.5)

Shareholders’ equity	$4,207.3	$4,022.9

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Depreciation	$67.4	$65.3	$200.0	$195.0
Capital expenditures	51.5	96.9	193.8	224.8
Cash dividends	122.2	105.1	367.8	314.9
Amortization of intangibles	78.7	77.5	234.2	234.4

Significant components of Other general expense - net:
Provision for environmental related matters - net	$10.1	$10.6	$20.8	$17.9
(Gain) loss on sale or disposition of assets	0.4	1.4	(7.7)	0.8

Significant components of Other expense - net:
Domestic pension plan settlement expense				$32.4
Loss on extinguishment of debt		$14.8	$21.3	14.8
Investment and royalty income	$(3.1)	(2.2)	(5.7)	(7.8)
Net expense from banking activities	2.6	2.6	7.8	8.0
Foreign currency transaction related (gains) losses	(0.1)	16.4	10.3	12.5
Other (1)	2.4	(0.5)	(3.1)	(5.0)

Intersegment transfers:
Consumer Brands Group	$1,024.3	$995.2	$2,770.0	$2,769.0
Performance Coatings Group	28.7	29.5	105.0	88.3
The Americas Group

Store Count Data:
The Americas Group - net new stores	17	11		31
The Americas Group - total stores	4,758	4,727	4,758	4,727
Performance Coatings Group - net new branches				(1)
Performance Coatings Group - total branches	281	281	281	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.